Exhibit 99.1

FOR IMMEDIATE RELEASE

September 18, 2007	Contact: John Beaver (713) 654-9548

STERLING CHEMICALS ANNOUNCES LONG-TERM STYRENE SUPPLY AGREEMENT
     HOUSTON, TEXAS, SEPTEMBER 18, 2007 — STERLING CHEMICALS, INC. (SCHI) has announced that on September 17, 2007, it entered into a long-term exclusive styrene supply agreement and a rail car purchase and sale agreement with NOVA Chemicals Inc. (“Nova”). The effectiveness of these agreements is conditioned on the approval of the supply agreement by the Federal Trade Commission (the “FTC”). If the supply agreement becomes effective, it will have an initial term extending until December 31, 2017, subject to some limited earlier termination rights held by Sterling. Under these agreements, Nova will have the exclusive right to the entire production capacity of Sterling’s Texas City, Texas styrene plant, the amount of any styrene supplied being at Nova’s option based on a full-cost formula, and will purchase Sterling’s styrene monomer rail car fleet. In exchange, Nova has agreed to pay Sterling $60 million within ten business days after the agreements become effective. Alternatively, if the FTC does not approve the supply agreement, Nova will be required to pay Sterling a break-up fee of $6 million.
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     Sterling Chemicals, Inc. is a leading North American producer of selected petrochemicals used to manufacture a wide array of consumer goods and industrial products throughout the world. Its primary products are acetic acid, styrene and plasticizers.
     The information in this news release relating to matters that are not historical facts constitutes forward-looking information covered by the safe harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking information is based upon current information and expectations regarding Sterling and its subsidiary. The estimates, forecasts and statements contained in or implied by the forward-looking information speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to evaluate and predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted by or in the forward-looking information. Important factors that could cause actual results to differ materially from what is expressed, implied or forecasted by or in the forward-looking information include the timing and extent of changes in commodity prices and global economic conditions, industry production capacity and operating rates, the supply-demand balance for Sterling’s products, competitive products and pricing pressures, increases in raw material costs, federal and state regulatory developments, Sterling’s high financial leverage, the availability of skilled personnel and operating hazards attendant to the industry, as well as the other risk factors discussed in Sterling’s filings with the Securities and Exchange Commission, including Sterling’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Sterling assumes no obligation to update the information contained in this press release.